EXHIBIT 2 – Form of Written Consent

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

Pursuant to § 228 of the Delaware General Corporation Law, the undersigned stockholders of K-V Pharmaceutical Company, a Delaware corporation (the "Corporation"), holding, as of [insert record date], 2009 ("Record Date"), outstanding stock in the Corporation having not less than the minimum number of votes that would be necessary to authorize or take the actions set forth in this Action by Written Consent of Stockholders at any annual or special meeting of the stockholders of the Corporation at which all shares entitled to vote thereon were present and voted, hereby consent to and adopt the following actions of the stockholders of the Corporation in lieu of a special meeting of the stockholders of the Corporation:

RESOLVED, that pursuant to Article 8 of the Corporation’s Certificate of Incorporation, Ronald Kanterman, or any successor to Ronald Kanterman, if applicable, be, and hereby is, removed as a director of the Corporation; and

RESOLVED, that pursuant to Article 8 of the Corporation’s Certificate of Incorporation, John Sampson be, and hereby is, elected as a director of the Corporation, to fill the vacancy created by the removal of Ronald Kanterman, or any successor to Ronald Kanterman, if applicable, as a director of the Corporation, to hold such office until the next annual meeting of the stockholders of the Corporation and until John Sampson’s successor has been duly elected and qualified.

The undersigned stockholders of the Corporation have executed this Action by Written Consent of Stockholders on the respective dates indicated below each respective stockholder's signature.  Wherever possible, each individual action in this Action by Written Consent of Stockholders shall be interpreted in such a manner as to be valid, operable, lawful, enforceable and effective under applicable law, but if any individual action in this Action by Written Consent of Stockholders is determined or deemed to be invalid, inoperative, unlawful, unenforceable or ineffective to any extent for any reason, such circumstances shall not have the effect of rendering the action in question invalid, inoperative, unlawful, unenforceable or ineffective in any other jurisdiction, case or circumstance, or of rendering any other action in this Action by Written Consent of Stockholders invalid, inoperative, unlawful, unenforceable or ineffective.  This Action by Written Consent of Stockholders may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same written document.  Pursuant to § 228(d) of the Delaware General Corporation Law, any copy, facsimile or other reliable reproduction of this Action by Written Consent of Stockholders may be substituted or used in lieu of the original of this document, and a signature by any of the stockholders to this Action by Written Consent of Stockholders, transmitted by facsimile or other electronic transmission, shall be deemed to constitute an original and fully effective signature of such stockholder.